Exhibit 5.1

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109

January 13, 2012

EuroSite Power Inc.
45 First Avenue
Waltham, Massachusetts 02451

Re:          EuroSite Power Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended  (the “Act”), by EuroSite Power Inc., a Delaware corporation, (the “Company”), of 4,500,000 shares of its Common Stock, par value $.001 per share (the “Registered Shares”), that are to be offered and may be issued under the EuroSite Power Inc. 2011 Stock Incentive Plan (the “Plan”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company's Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company as presently in effect, corporate records of the Company, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

We express no opinion herein as to any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws, and the federal law of the United States, and we express no opinion as to state securities or blue sky laws.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
Sullivan & Worcester LLP
Massachusetts